News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640             Internet:  www.bry.com

Contacts: Robert F. Heinemann, President and CEO
          Ralph J. Goehring, Executive Vice President and CFO

           BERRY PETROLEUM SIGNS AGREEMENT TO PURCHASE AND
               DEVELOP 345,000 ACRES OF NIOBRARA ASSETS

Bakersfield, CA - January 25, 2005 - Berry Petroleum Company (NYSE:BRY) has entered into an agreement to purchase a 50% working interest in 345,000 prospective acres from Bill Barrett Corporation (NYSE:BBG). Berry and Bill Barrett Corporation will jointly explore and develop shallow Niobrara gas assets on the acreage, which is located in eastern Colorado, western Kansas and southwestern Nebraska (the Tri-State acreage). Berry will pay approximately $5 million for its 50% working interest in the acreage. Drilling of the initial obligatory two test wells is scheduled to begin in the first quarter of 2005.

Robert F. Heinemann, president and CEO of Berry Petroleum, said, "This acreage is located immediately east of our pending acquisition of gas assets from J-W Operating Company. It provides us with a larger footprint in what will be Berry's newest core producing asset, the Niobrara gas field. The upside potential on the Tri-State acreage complements the producing assets in Yuma County, both technically and operationally, and strengthens the probability of achieving our goal of adding significant natural gas production and reserves to Berry's asset portfolio. We are delighted to be partnering again with Bill Barrett Corporation, given their proven track record of discovering and developing natural gas in this region".

A plan is under development to evaluate the total acreage, with Bill Barrett Corporation initially conducting and operating the seismic programs and, ultimately, drilling the first test wells. Berry will operate the wells once production is established. Mr. Heinemann added, "After closing, we anticipate capital expenditures on this project in 2005 to be in the range of $2 to $5 million. Closing is expected within 10 days."

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with headquarters in Bakersfield, California.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for oil, gas and electricity, drilling, development and operating risks, a limited marketplace for electricity sales within California, counterparty risk, acquisition risks, competition, environmental risks, litigation uncertainties, the availability of drilling rigs and other support services, legislative and/or judicial decisions and other government or Tribal regulations.


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